MANAGEMENT SERVICES AGREEMENT

BETWEEN

YICHUNFENG INTERNATIONAL BIOTECHNOLOGY (CHINA) LIMITED

AND

JIANGXI YICHUNFENG BIOHEALTH LIMITED

May 20, 2019

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into as of May 20, 2019 (the “Effective Date”), by and between the following (each a “Party” and together the “Parties”):

(i)	JIANGXI YICHUNFENG BIOHEALTH LIMITED ("JYBL")

ADDRESS : GOLD INDUSTRIAL PARK, NANFENG COUNTRY INDUSTRIAL PARK DISTRICT, FUZHOU CITY, JIANGXI PROVINCE

UNIFIED SOCIAL CREDIT CODE:

(ii)	YICHUNFENG INTERNATIONAL BIOTECHNOLOGY (CHINA) LIMITED (“YIBL”)

ADDRESS : NO. 306 MAIN BUILDING, JIN MONG KOK INTERNATIONAL HOTEL, 182 NATIONAL AVENUE, QINGXIU DISTRICT, NANNING CITY

UNIFIED SOCIAL CREDIT CODE:

RECITALS

This Agreement is entered into with reference to the following facts:

A. JYBL is a limited liability company incorporated under the laws of China. JYBL is 90% owned by LONG CHEN and 10% owned by DEN HONGWEI (collectively, the “Nominee Shareholders”). JYBL operate Pre-packaged food, daily department stores, hardware power, mariculture (together with any expansion, contraction or other change to the scope of that business as contemplated by this Agreement, the “Business”).

B. YIBL is a limited liability company incorporated under the laws of China. YIBL is 100% owned by YICHUNFENG (CHINA) BIOHEALTH HOLDING LIMITED. YIBL has executive and financial management experience and capability relevant to the Business.

C. JYBL desires to engage YIBL to provide management, financial and other services in connection with the operation of the Business, and YIBL desires to provide those services to JYBL. The Parties now desire to memorialize the terms and conditions pursuant to which those services will be provided by YIBL to JYBL, and pursuant to which JYBL will compensate YIBL therefor.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of China, the Parties agree as follows:

AGREEMENT

1.  Management Services. During the Term of this Agreement, YIBL will identify and provide to JYBL executive and financial management personnel in sufficient numbers and with expertise and experience appropriate to provide the services identified in Appendix I, as it may be amended from time to time by written agreement of the Parties (the “Management Services”), and will provide those

Services to JYBL. JYBL will take all commercially reasonable actions to permit and facilitate the provision of the Management Services by YIBL and accept those Services.

2. Compensation to YIBL. As compensation for providing the Management Services, YIBL will be entitled to receive a fee (the “Management Services Fee”), upon demand, equal to one hundred percent (100%) of the annual Net Profit of JYBL during the Term of this Agreement. At the sole discretion of YIBL, the Net Profit of JYBL shall be calculated through the end of the immediately preceding fiscal year of JYBL, and paid by JYBL to YIBL within sixty (60) days of demand therefor. Until and unless such demand is made, the Management Services Fee is not due and payable to YIBL and it is the intent of the Parties that the Fee represents shall not be accrued by JYBL. Any dispute between the Parties concerning any calculation or payment under this Section 2 will be resolved pursuant to the dispute resolution provisions of Section 15.

For the purpose of this agreement, Net Profit means the net profit of JYBL for the period immediately preceding the date for calculation of Net Profit set out in the Agreement, calculated as follows: (a) all revenue or income accrued by JYBL, less (b) all costs, accrued expenses and taxes paid or accrued and payable.

3.  Ad Hoc Payment. The Parties acknowledge that in order to provide the Management Services under this Agreement, YIBL may incur expenses and costs from time to time, and the Parties further agree that YIBL may request an ad hoc payment every calendar quarter and such payment may be credited against JYBL’s future payment obligations of the Management Services Fee.

4.  Credit for Amounts Paid Under Other Agreements. YIBL and JYBL are or may be parties to certain other agreements, such as the Technical Service Agreement, some or all of which may require certain payments to be made by JYBL to affiliates and/or designee of YIBL in consideration for services, equipment or other items of value provided by affiliates and/or designee of YIBL. The Parties agree that any and all such amounts may be (a) separately paid by JYBL and accordingly counted as expenses of JYBL, reducing JYBL’s Net Profit; or (b) included in the aggregate Net Profit of JYBL and not separately paid to YIBL.

5.  Interest Penalty. If any amounts due and payable under this Agreement are not paid when due, interest will accumulate on such amounts at the rate of four percent (4%) per annum until paid. This interest penalty may be reduced or waived by the Party entitled to receive it in light of actual circumstances, including the reason for any delay in payment.

6.  Guarantees. To the extent and only to the extent permitted by applicable law, each Party agrees to act as a guarantor of the indebtedness of the other, as and only as follows:

(a)	JYBL will not incur any indebtedness to any Person not a party to this Agreement without the advance written consent of YIBL in the exercise of its obligations to provide comprehensive Management Services under this Agreement.

(b)	YIBL may, in the exercise of its reasonable business judgment, incur indebtedness to any Person not a party to this Agreement, provided that any such indebtedness may only be in connection with the Business. If YIBL incurs any indebtedness as contemplated by this Section 6(b), JYBL will act as a guarantor of that indebtedness.

7.  Exclusivity. During the Term of this Agreement, (a) JYBL will not contract with any other Person to provide services which are the same or similar to the Management Services. For purposes of this Section 7 only, “Person” does not include any Affiliate of either Party, including other entities that may become affiliated with either Party.

8.	Operation of Business. During the Term of this Agreement:

(a)	The JYBL will ensure that:

(i)	the business of JYBL, together with all business opportunities presented to or which become available to JYBL, will be treated as part of the Business covered by the Management Services and this Agreement;

(ii)	all cash of JYBL will be maintained in Company Bank Accounts or disposed of in accordance with this Agreement;

(iii)	all business income, working capital, recovered accounts receivable, and any other funds which come into the possession of JYBL or are derived from or related to the operation of the business of JYBL, are deposited into a Company Bank Account;

(iv)	all accounts payable, employee compensation and other employment-related expenses, and any payments in connection with the acquisition of any assets for the benefit of JYBL or the satisfaction of any liabilities of JYBL, are paid from amounts maintained in Company Bank Accounts;

(v)	YIBL or any third party designated by YIBL will have full access to the financial records of JYBL and from time to time, YIBL may request, at its sole option, to conduct an auditing with regard to the financial status of JYBL;

(vi)	no action is taken without the prior written consent of YIBL that would have the effect of entrusting all or any part of the business of JYBL to any other Person.

(b)	YIBL will ensure that:

(i)	it exercises with respect to the conduct of the Business the same level of care it exercises with respect to the operation of its own business and will at all times act in accordance with its Reasonable Business Judgment, including taking no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the status of any of permits, licenses and approvals necessary for the conduct of the Business or constitute a violation of all Legal Requirements;

(ii)	neither it, nor any of its agents or representatives, takes any action that interferes with, or has the effect of interfering with, the operation of the Business in accordance with this Agreement, or which materially adversely affects its assets, operations, business or prospects;

(iii)	use its Best Efforts to cooperate and assist JYBL to maintain in effect all permits, licenses and other authorizations and approvals necessary or appropriate to the conduct of the Business; and

(iv)	subject to the provisions of Section 10 relating to the Transition period, it will preserve intact the business and operations of JYBL and take no action which it knows, or in the exercise of its Reasonable Business Judgment should have known, would materially adversely affect the business, operations, or prospects of JYBL.

9.  Material Actions. The Parties acknowledge and agree that the economic risk of the operation of the Business is being substantially assumed by JYBL and that the continued business success of JYBL is necessary to permit the Parties to realize the benefits of this Agreement. During the Term of this Agreement, the Parties therefore will ensure that JYBL does not take any Material Action without the advance written consent of YIBL, which consent will not be unreasonably withheld or delayed.

10.  Transition of Business to YIBL; Future Expansion. At the sole discretion of YIBL, during the Term of this Agreement, YIBL may transfer or cause to be transferred from JYBL to YIBL or its designee (referred to collectively for purposes of this Section 10 as “YIBL”) any part or all of the business, personnel, assets and operations of JYBL which may be lawfully conducted, employed, owned or operated by YIBL (the “Transition”), including any of the following:

(a)	business opportunities presented to, or available to JYBL may be pursued and contracted for in the name of YIBL rather than JYBL, and at its discretion YIBL may employ the resources of HYBL to secure such opportunities;

(b)	any tangible or intangible property of JYBL, any contractual rights, any personnel, and any other items or things of value held by JYBL may be transferred to YIBL at book value;

(c)	real property, personal or intangible property, personnel, services, equipment, supplies and any other items useful for the conduct of the Business may be obtained by YIBL by acquisition, lease, license or otherwise, and made available to JYBL on terms to be determined by agreement between YIBL and JYBL;

(d)	contracts entered into in the name of JYBL may be transferred to YIBL, or the work under such contracts may be subcontracted, in whole or in part, to YIBL, on terms to be determined by agreement between YIBL and JYBL; and
(e)	any changes to, or any expansion or contraction of, the Business may be carried out in the exercise of the sole discretion of YIBL, and in the name of and at the expense of, YIBL;

provided, however, that none of the foregoing, and no other part of the Transition may cause or have the effect of terminating (without being substantially replaced under the name of YIBL) or adversely affecting any license, permit or regulatory status of JYBL. Any of the activity contemplated by this Section10 will be deemed part of the “Business.”

11.  Ownership of Intellectual Property. All Intellectual Property created by YIBL in the course of providing the Management Services will be the sole property of YIBL and JYBL will have no right to any ownership or use of such Intellectual Property except under separate written agreement with YIBL.

12.  Representations and Warranties of JYBL. JYBL hereby makes the following representations and warranties for the benefit of YIBL:

(a)	Corporate Existence and Power. JYBL is a limited liability company duly organized and validly existing under the laws of China, and has all legal or corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted. JYBL has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of JYBL or the winding up or cessation of the business or affairs of JYBL.

(b)	Authorization; No Consent. JYBL (i) has taken all necessary corporate and other actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate and other power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions or actions contemplated by any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit it to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit JYBL to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of JYBL, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)	No Conflicts. The execution and perform of this Agreement by JYBL will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of JYBL; (ii) resolution adopted by the board of directors or the equity holders of JYBL; and

(iii)	any laws and regulations to which JYBL or the transactions and relationships contemplated in this Agreement.

13.  Representations and Warranties of YIBL. YIBL hereby makes the following representations and warranties for the benefit of JYBL:

(a)	Corporate Existence and Power. YIBL (i) is a limited liability company duly organized and validly existing under the laws of China, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted; and (ii) has not ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of YIBL or the winding up or cessation of the business or affairs of YIBL.

(b)	Authorization; No Consent. YIBL (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Business Cooperation Agreements, except for any notices that have been duly given or Consents that have been duly obtained; and (iv) has all the governmental authorizations necessary to permit YIBL to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit YIBL to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of YIBL, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)	No Conflicts. The execution and perform of this Agreement by YIBL will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of YIBL; (ii) any resolution adopted by the board of directors or the equity holders of YIBL; and (iii) any laws and regulations to which YIBL or the transactions and relationships contemplated in this Agreement and the Business Cooperation Agreements are subject.

14.	Liability for Breach; Indemnification and Hold Harmless. Each of the Parties will be liable to the other Party for any damage or loss caused by such Party’s breach of this Agreement. JYBL will indemnify and hold harmless YIBL from and against any claims, losses or damages unless caused by a breach by YIBL of its obligations under this Agreement or by the willful, reckless or illegal conduct of YIBL. YIBL will indemnify and hold harmless JYBL from and against any claims, losses or damages caused by any breach by JYBL of its obligations under this Agreement or by the willful, reckless or illegal conduct of JYBL.

15.	Dispute Resolution.

(a)	Friendly Consultations. Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby, will be settled through friendly consultations.

(b)	Arbitration. If any such dispute is not resolved through friendly consultations within sixty (60) days from the date a Party gives the other Parties written notice of a dispute, then it will be resolved exclusively by arbitration under in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be China International Economic and Trade Arbitration Commission. The place of arbitration shall be in China at China International Economic and Trade Arbitration Commission. Any arbitration will be conducted in either in English or Chinese languages. The arbitration award will be final and binding on both Parties and will not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly.

(c)	Continuation of Agreement. It is not necessary for any Party to declare a breach of this Agreement in order to proceed with the dispute resolution process set out in this Section 15. Unless and until this Agreement is terminated pursuant to Section 16, this Agreement will continue in effect during the pendency of any discussions or arbitration under this Section 15.

16.  Term. This Agreement is effective as of the date first set forth above, and will continue in effect for a period of ten (10) years (the “Initial Term”), and for succeeding periods of the same duration

(each, “Subsequent Term”), until terminated by one of the following means either during the Initial Term or thereafter. The period during which this Agreement is effective is referred to as the “Term.”

(a)	Mutual Consent. This Agreement may be terminated at any time by the mutual consent of the Parties, evidenced by an agreement in writing signed by both Parties.

(b)	Termination by YIBL. This Agreement may be terminated by YIBL ((i) upon written notice delivered to JYBL no later than ten (10) calendar days before the expiration of the Initial Term or any Subsequent Term; or (ii) at any time by upon ninety (90) calendar days’ written notice delivered to JYBL.

(c)	Breach or Insolvency. Either of JYBL or YIBL may terminate this Agreement immediately

(a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) working days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment by the other for the benefit of creditors.

(d)	Consequences of Termination. Upon any effective date of any termination of this Agreement:

(i) YIBL will instruct all management personnel identified or provided by it to JYBL to cease working for JYBL; (ii) YIBL will deliver to JYBL all chops and seals of JYBL; (iii) YIBL will deliver to JYBL, or grant to JYBL unrestricted access to and control of, all of the financial and other books and records of JYBL, including any and all permits, licenses, certificates and other proprietary and operational documents and instruments; (iv) YIBL will cooperate fully in the replacement of any signatories or persons authorized to act on behalf of JYBL with persons appointed by JYBL; and (v) any licenses granted by YIBL to JYBL during the Term will terminate unless otherwise agreed by the Parties.

(e)	Survival. The provisions of Section 14 (Indemnification; Hold Harmless), Section 15 (Dispute Resolution), Section 16(d) (Consequences of Termination) and Section 17 (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

17.	Miscellaneous.

(a)	Headings and Gender. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to

“Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(b)	Usage. The words “include” and “including” will be read to include “without limitation.”

(c)	Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Parties.

(d)	Waiver. No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

(e)	Integration. This Agreement supersede any and all prior discussions and agreements (written or oral) between the Parties with respect to cooperation arrangement and other matters contained herein.

(f)	Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(g)	Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth on the signature page of this Agreement by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given under this Agreement will be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication under this Agreement will be addressed to the intended recipient as set forth on the signature page hereto.

(h)	Further Assurances. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(i)	Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the China, without regard to the principles of conflict of laws thereunder.

(j)	Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

[Signature Page Follows]

IN WITNESS HEREOF, the Parties have caused this Management Services Agreement to be executed in China as of the date first herein above mentioned.

For and on behalf of

LONG CHEN

Signature by:	/s/Long Chen
Name:	Long Chen
Position:	Authorized Representative

For and on behalf of

HONGWEI DENG

Signature by:	/s/ Hongwei Deng
Name:	Deng Honwei
Position:	Authorized Representative

For and on behalf of

YICHUNFENG INTERNATIONAL BIOTEHNOLOGY (CHINA) LIMITED (Company chop)

Signature by:	/s/Chen Si
Name:	Chen Si
Position:	Authorized Representative

For and on behalf of

JIANGXI YICHUNFENG BIOHEALTH LIMITED (Company chop)

Signed by:	/s/ Long Chen and Hongwei Deng
Name:	Long Chen and Hongwei Deng
Position:	Authorized Representative

APPENDIX I

Management Services

For purposes of that certain Management Services Agreement to which this is Appendix A, “Management Services” means the following:

General Management Services

“Management Services” includes the following general management services relating to the operation of the Business,f except for those compulsively limited or prohibited by laws of China and regulations otherwise:

(a)   All aspects of the day-to-day operations of JYBL, including its relationships with its customers, its performance under agreements or other arrangements with any other parties, its compliance with applicable laws and regulations;

(b) The appointment, hiring, compensation (including any bonuses, non-monetary compensation, fringe and other benefits, and equity-based compensation), firing and discipline of all employees, consultants, agents and other representatives of JYBL, including the Executive Director or the Board of Directors of JYBL and all other executive officers or employees of JYBL;

(c)  Establishment, maintenance, termination or elimination of any plan or other arrangement for the benefit of any employees, consultants, agents, representatives or other personnel of JYBL;

(d)  Management, control and authority over all accounts receivable, accounts payable and all funds and investments of JYBL;

(e)  Management, control and authority over JYBL Bank Accounts, in connection with which all seals and signatures will be those of personnel appointed and confirmed by YIBL;

(f)	Any expenditure, including any capital expenditure, of JYBL;

(g) The entry into, amendment or modification, or termination of any contract, agreement and/or other arrangement to which JYBL is, was, or would become a party;

(h)  The acquisition, lease or license by JYBL of any assets, supplies, real or personal property, or intellectual or other intangible property;

(i)  The acquisition of or entry into any joint venture or other arrangement by JYBL with any other Person;

(j)  Any borrowing or assumption by JYBL of any liability or obligation of any nature, or the subjection of any asset of JYBL to any Lien;

(k)   Any sale, lease, license, retirement or other disposition of any asset owned, beneficially owned or controlled by JYBL;

(l)  Applying for, renewing, and taking any action to maintain in effect, any permits, licenses or other authorizations and approvals necessary for the operation of JYBL’s business;

(m)  The commencement, prosecution or settlement by JYBL of any litigation or other dispute with any other Person, through mediation, arbitration, lawsuit or appeal;

(n)	The declaration or payment of any dividend or other distribution of profits of

(o)  The preparation and filing of all Tax Returns, the payment or settlement of any and all Taxes, and the conduct of any proceedings with any Governmental Authority with respect to any Taxes; and

(p)  The carrying out of the Transition, as defined in Section 10, and any business or corporate restructuring of JYBL or its subsidiaries.